SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Lyris, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803

_____________, 2007

Dear Stockholder:

     You are cordially invited to attend the annual meeting (the “Annual Meeting”) of stockholders of Lyris, Inc. (formerly J. L. Halsey Corporation) to be held on ____________, _____________ ____, 2007, at ____ AM, local time, at the Woodfin Suites, 5800 Shellmound St., Emeryville, California 94608. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a Form of Proxy for use in voting at the meeting and an Annual Report for Lyris, Inc.

     At the Annual Meeting, you will be asked:

  to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock, par value $0.01 per share, at a rate of one-for-four (the “Reverse Stock Split”) and to grant our board of directors the discretionary authority to effect the Reverse Stock Split at any time prior to our next annual meeting;

  to elect one Class III director, to serve until the annual meeting of our stockholders following the end of the fiscal year ending June 30, 2010, and until his successor is elected and qualified or until his earlier death, resignation or removal from office;

  to ratify the appointment of Burr, Pilger & Mayer LLP as our independent auditors for the fiscal year ending June 30, 2008; and

  to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Your vote is important. We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed Proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

Luis A. Rivera
Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy as promptly as possible. Returning your Proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the Proxy.

LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803

____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ___________ ____, 2007

____________

     PLEASE TAKE NOTICE THAT the annual meeting (the “Annual Meeting”) of stockholders of Lyris, Inc., a Delaware corporation (formerly J. L. Halsey Corporation), will be held on _____________, ___________ ___, 2007, at ________ AM, local time, at the Woodfin Suites, 5800 Shellmound St., Emeryville, California 94608, to consider and vote on the following matters:

  to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding Common Stock, par value $0.01 per share, at a ratio of one-for-four (the “Reverse Stock Split”) and to grant our board of directors the discretionary authority to effect the Reverse Stock Split at any time prior to our next annual meeting;

  to elect one Class III director, to serve until the annual meeting of our stockholders following the end of the fiscal year ending June 30, 2010, and until his successor is elected and qualified or until his earlier death, resignation or removal from office;

  to ratify the appointment of Burr, Pilger & Mayer LLP as our independent auditors for the fiscal year ending June 30, 2008; and

  to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     These matters are more fully discussed in the attached Proxy Statement.

     The close of business on _____________ ___, 2007 (the “Record Date”), has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Common Stock, at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy as promptly as possible. You may revoke your Proxy before the Annual Meeting as described in the Proxy Statement under the heading “Solicitation and Revocability of Proxies.”

By Order of the Board of Directors,

Joseph Lambert
Secretary

____________ ___, 2007

LYRIS, INC.
103 Foulk Road, Suite 205Q
Wilmington, Delaware 19803

____________

PROXY STATEMENT
____________

SOLICITATION AND REVOCABILITY OF PROXIES

     The board of directors (the “Board of Directors”) of Lyris, Inc. (formerly J. L. Halsey Corporation) requests your Proxy for use at the annual meeting (the “Annual Meeting”) of our stockholders to be held on Wednesday, ______________ ___, 2007, at ____ AM, local time, at the Woodfin Suites, 5800 Shellmound St., Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the Form of Proxy were first mailed to our stockholders on ______________ ___, 2007.

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (the “Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

     The only voting securities we currently have outstanding are shares of our common stock, par value $.01 per share (“Common Stock”). As of the close of business on ___________ ___, 2007 (the “Record Date”), there were _____________ shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum shall not be present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board of Directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE—GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO
EFFECT A REVERSE STOCK SPLIT

     On _____________, 2007, the Board of Directors unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, a proposed amendment to Article Fourth of our Certificate of Incorporation, as amended, authorizing a one-for-four reverse stock split of the outstanding Common Stock (the “Reverse Stock Split”) and granting the Board of Directors the discretion to effect the Reverse Stock Split. The proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split will be substantially in the form attached to this Proxy Statement as Appendix A.

     Approval of this proposal would give the Board of Directors authority to implement the Reverse Stock Split at any time it determines appropriate prior to our next annual meeting. In addition, approval of this proposal would give the Board of Directors the authority to abandon the Reverse Stock Split altogether.

     If the Reverse Stock Split is implemented, the number of shares of Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of Common Stock outstanding, so that the percentage of the outstanding Common Stock owned by each of our stockholders will remain approximately the same. The proposed Reverse Stock Split would reduce the number of shares of outstanding Common Stock by approximately 75%, but would not reduce the number of shares of our authorized Common Stock, nor will it affect the par value of the Common Stock. Therefore, the net effect of the Reverse Stock Split would be to increase the number of shares of authorized but unissued Common Stock. We have no current plans to issue any of these additional authorized shares of Common Stock.

Reasons for the Reverse Stock Split

     The primary purpose of the Reverse Stock Split is to increase the per share trading value of our Common Stock. The Board of Directors believes that an increase in the trading price of our Common Stock will make us a more attractive investment to institutional investors. In addition, the Reverse Stock Split is expected to cause our share price to exceed the NASDAQ Capital Market minimum bid price requirement of $4.00 and the NASDAQ Global Market minimum bid price requirement of $5.00. It is ultimately our intention to seek a NASDAQ listing. The Board of Directors intends to effect the proposed Reverse Stock Split, if at all, only if it believes that a decrease in the number of shares outstanding is likely to improve the trading market for the Common Stock. If the trading price of our Common Stock increases without the Reverse Stock Split, the Reverse Stock Split may be deemed unnecessary. However, even if we effect the Reverse Stock Split, there can be no assurance of an increase in the per share trading price of our Common Stock.

Accounting Adjustments

     Adjustments to our financial statements to reflect the Reverse Stock Split are expected to be minimal. If the Reverse Stock Split is approved, the par value of our Common Stock will remain $0.01 per share. As a result, on the effective date of the Reverse Stock Split the stated capital of the Common Stock on our balance sheet will be reduced to approximately 25% of its present amount, and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Our historical earnings per share data would also be restated to reflect the Reverse Stock Split. The expected immediate effect of the Reverse Stock Split in the market would be an increase in the trading price per share for our Common Stock and a decrease in the number of post-Reverse Stock Split shares of Common Stock that were available for trading, as compared to pre-Reverse Stock Split levels.

Possible Effects of the Reverse Stock Split

     If our stockholders approve the Reverse Stock Split, the amendment to the Certificate of Incorporation will become effective upon the Board of Directors’ decision to implement the Reverse Stock Split at a rate of one-for-four and the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware substantially in the form of Appendix A to this Proxy Statement. Stockholders have no rights under Delaware law or our Certificate of Incorporation or Bylaws to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

     The Reverse Stock Split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) or the listing of the Common Stock on the OTC Bulletin Board (the “OTCBB”). Following the Reverse Stock Split, our Common Stock will continue to be listed on the OTCBB under the symbol “JLHY.OB.” If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots’ of even multiples of 100 shares.

     The Reverse Stock Split also will not have a dilutive effect on existing or future awards under our equity-based compensation plan. If the Reverse Stock Split is implemented, the Board of Directors will take appropriate action, as required, to adjust proportionately the number of shares of Common Stock available for awards, the number of shares of Common Stock that may be acquired pursuant to any awards and the price (including the exercise price) for each share of Common Stock subject to outstanding options or other awards.

     The Board of Directors does not anticipate that the Reverse Stock Split will materially affect our net operating loss carryforwards (“NOLs”). However, the Board of Directors may effect the Reverse Stock Split even if doing so will have an adverse effect on the NOLs, if the Board of Directors determines that the Reverse Stock Split is otherwise in our best interest.

     Based on approximately 96,323,125 shares of the Common Stock outstanding as of the Record Date, the following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of the Reverse Stock Split:

Approximate Number of
	Approximate Percentage	Shares of Common Stock to be
	Reduction in Outstanding	Outstanding after the Reverse
Proposed Ratio	Common Stock	Stock Split
One-for-Four	75%	24,080,781

     If the Reverse Stock Split is effected, no certificates representing fractional share interests in the Common Stock would be issued, and no such fractional share interest would entitle the holder thereof to any rights as a stockholder (other than the right to receive cash). In lieu of any such fractional share interest, upon surrender of the certificates representing a holder’s Common Stock, such holder would be paid cash by us in an amount equal to the product of such fraction multiplied by the last trade price of the Common Stock on the OTCBB on the day that the Reverse Stock Split becomes effective (or, in the event the Common Stock is not so traded on that day, such last trade price on the next preceding day on which the Common Stock is traded). Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid. All shares held by a stockholder would be aggregated, and one new stock certificate will be issued, unless the transfer agent is otherwise notified by the stockholder.

Procedures for Possible Exchange of Certificates

     As soon as practicable after the day that the Reverse Stock Split becomes effective, each stockholder of record will be mailed a transmittal form and be provided the opportunity (but shall not be obligated) to surrender their certificates to our transfer agent, STOCKTRANS (the “Exchange Agent”), in exchange for certificates representing post-split Common Stock and cash in lieu of fractional shares. Stockholders will not receive certificates for shares of post-split Common Stock and cash in lieu of fractional shares unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as we or the Exchange Agent may require. Beginning on the day that the Reverse Stock Split becomes effective, each certificate representing shares of the pre-split Common Stock would be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

     No service charge would be payable by stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by us. STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT.

Material Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.

     This summary is limited to holders who hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  banks, insurance companies or other financial institutions;

  foreign persons or entities;

  holders subject to the alternative minimum tax;

  tax-exempt organizations;

  dealers in securities or commodities;

  persons who acquired shares of our Common Stock in compensatory transactions;

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  certain former citizens or long-term residents of the United States;

  persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

  persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

     In addition, if a partnership (or other entity treated as a partnership for federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships and partners in partnerships that hold our Common Stock should consult their tax advisors regarding the tax consequences of the Reverse Stock Split.

THIS DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     Federal Income Tax Consequences to Lyris, Inc.

     We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

     Federal Income Tax Consequences to Stockholders Who Receive Solely Shares of Post-Split Common Stock

     Holders who receive solely shares of post-split Common Stock in the Reverse Stock Split will not recognize gain or loss as a result of the Reverse Stock Split. Such holder will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

     Federal Income Tax Consequences to Stockholders Who Receive Solely Cash in the Reverse Stock Split

     Each holder of our Common Stock who receives solely cash in the Reverse Stock Split and does not actually or constructively own any shares of post-split Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in the Reverse Stock Split and the holder’s adjusted tax basis in his or her shares of pre-split Common Stock. Any recognized capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year and otherwise will constitute short-term capital gain or loss. Long-term capital gains of individuals and certain other non-corporate taxpayers are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Federal Income Tax Consequences to Holders Who Receive Cash and Post-Split Common Stock in the Reverse Stock Split

     Each holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will generally recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received in connection with the Reverse Stock Split, and (b) the amount, if any, by which the sum of the cash and fair market value of the shares of post-split Common Stock received in the Reverse Stock Split exceed the holder’s adjusted tax basis in his or her shares of pre-split Common Stock.

     Gain recognized in connection with the Reverse Stock Split generally will be capital gain, unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated: (a) first, as dividend income to the extent of the holder’s ratable share of the undistributed earnings and profits of the Company as calculated for U.S. federal income tax purposes, if any, (b) second, as a tax-free return of capital to the extent of the holder’s adjusted tax basis in his or her shares of pre-split Common Stock, and (c) third, as capital gain. The determination of whether gain recognized by a holder of our Common Stock will have the effect of a distribution of a dividend is discussed below under the caption “Treatment of Cash as a Dividend.” Any recognized gain that is treated as capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year. Long-term capital gains of individuals and certain other non-corporate taxpayers are eligible for reduced rates of taxation.

     A holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock, reduced by the amount of any cash received by the holder in the Reverse Stock Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend) recognized by the holder in the Reverse Stock Split. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

     Treatment of Cash as a Dividend

     In general, the determination of whether the gain recognized by a holder of our Common Stock will be treated as capital gain or dividend income depends on whether and to what extent the Reverse Stock Split reduces a holder’s deemed percentage stock ownership interest in the Company and upon such holder’s particular circumstances. For purposes of this determination, a holder of our Common Stock will be treated as if the portion of the shares of pre-split Common Stock exchanged for cash had been redeemed by the Company for cash (“deemed redemption”). The gain recognized in the Reverse Stock Split will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend,” as those terms are used in the Code.

     The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below, and immediately after the deemed redemption the holder owns actually and constructively less than 50 percent of the total combined voting power of all classes of our voting stock. Whether the deemed redemption is not “essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of our Common Stock. In general, that determination requires a comparison of (i) the percentage of our Common Stock that the holder is deemed actually and/or constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding Common Stock that is actually and/or constructively owned by the holder immediately after the deemed redemption. The IRS has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in his or her percentage stock ownership interest under the foregoing analysis. In applying the foregoing tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the shares of our Common Stock actually owned. Holders of our Common Stock are strongly urged to consult their own tax advisors as to the application of the constructive ownership rules and as to whether the cash received in the Reverse Stock Split will be treated as a dividend.

     Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15 percent rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual, trust, or estate holder of our Common Stock, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult your tax advisor regarding the applicability of the 15 percent rate to any cash that is treated as a dividend as described above.

     Backup Withholding

     Backup withholding at 28 percent may apply with respect to certain payments, including cash received in the Reverse Stock Split, unless a holder of our Common Stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person and otherwise complies with applicable requirements of the backup withholding rules. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Required Vote and Recommendation

     The affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted in favor of this proposal.

     The Board of Directors recommends that you vote “FOR” approval and adoption of the amendment to the Certificate of Incorporation affecting the Reverse Stock Split and a grant of discretionary authority to the Board to affect the Reverse Stock Split.

PROPOSAL TWO—ELECTION OF CLASS III DIRECTOR

     The Board of Directors has designated Mr. William T. Comfort, III, as nominee for election as a Class III director of the Company at the Annual Meeting (the “Nominee”). The Nominee currently serves as a Class III director. If elected, the Nominee will serve until the expiration of his term at the Annual Meeting of our stockholders following the end of the fiscal year ending June 30, 2010, and until his respective successor is elected and qualified or until his earlier death, resignation or removal from office. For information about the Nominee, see “Directors.”

     The Board of Directors has no reason to believe that the Nominee will be unable or unwilling to serve if elected. If the Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominee.

     The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominee.

PROPOSAL THREE— RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On October 24, 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) selected Burr, Pilger & Mayer LLP (“BPM”) to serve as our independent auditors for the fiscal year ending June 30, 2008. Representatives of BPM, which also served as the Company’s independent auditors for the fiscal year ended June 30, 2006, are not expected to be present at the Annual Meeting.

     The Audit Committee has the responsibility for selecting our independent auditors, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent auditors is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

     Ratification of the selection of BPM as our independent auditors for the fiscal year ending June 30, 2008, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of BPM, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2008.

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent auditors for the fiscal year ending June 30, 2008.

EXECUTIVE OFFICERS

     The following table sets forth information regarding our Executive Officers during its fiscal year ended June 30, 2007, to which this Proxy Statement relates:

Name	Age	Title
David R. Burt	44	Former President, Chief Executive Officer, Treasurer and
		Secretary

Luis A. Rivera	36	President and Chief Executive Officer and President and Chief
		Executive Officer of Lyris Technologies, Inc and Uptilt, Inc.

Joseph Lambert	46	Chief Financial Officer, Treasurer and Secretary

Peter Biro	37	Chief Operating Officer

Robb Wilson	38	Vice President of Technology

Loren McDonald	50	Vice President and Chief Marketing Officer

Jason Han	37	Vice President, Sales

Sean Ryan	42	Vice President, Engineering

     The Executive Officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

     David R. Burt served as our Chief Executive Officer, President and Secretary since May 4, 2000, and Treasurer since January 14, 2002, and as a director since June 7, 2000. Mr. Burt previously served as a Class III director until January 31, 2004, when he resigned that position and was reappointed as a Class II director to fill the vacancy on the Board of Directors created by the resignation of Charles E. Finelli. Mr. Burt was also President, Chief Executive Officer, Secretary, and a director of Ergo Science Corporation, a biopharmaceutical company, until his resignation in December 2003. Mr. Burt had served in various capacities with Ergo since joining that company in March 1993. Mr. Burt resigned all of his positions with us as an officer in January 2007, and as a member of our board in March 2007.

     Luis A. Rivera was appointed our Chief Executive Officer on May 11, 2007. He has been a director since June 25, 2007. He previously served as our Interim Chief Executive Officer and President beginning on January 29, 2007. From May 2005 until his appointment as Interim Chief Executive Officer, Mr. Rivera had served as our Chief Operating Officer. Mr. Rivera continues to serve as President and Chief Executive Officer of Lyris Technologies, Inc. and Uptilt, Inc., positions he has held since May 2005 and October 2005, respectively. From May 2003 through May 2005, Mr. Rivera was the General Manager of Lyris. From May 2001 through April 2003, Mr. Rivera was the Director of Sales of Lyris. From November 1999 through May 2001, Mr. Rivera served as Director of International Sales of Turbolinx, an open source technology company. Mr. Rivera is a graduate of Claremont McKenna College.

     Joseph Lambert was appointed our Chief Financial Officer on January 29, 2007, and Secretary and Treasurer on February 5, 2007. He joined us on August 29, 2005 as Vice President and Controller. He was appointed as Chief Accounting Officer in November 2005. Prior to joining us, Mr. Lambert served as Director of Operational Accounting for Dreyer’s Grand Ice Cream, Inc. from December 2001 to August 2005. From March 2001 through June 2001, Mr. Lambert was a consultant and served as Interim Controller of Equilibrium Technologies. From June 2001 through October 2001, Mr. Lambert was employed by New Boston Select Group, Inc., in which capacity he continued to serve as Interim Controller of Equilibrium Technologies. Prior to his work with Equilibrium Technologies, Mr. Lambert served as Controller of 1stUp.com Corporation from 1999 to 2001. Mr. Lambert holds a B.A. in Economics from the University of California Los Angeles.

     Peter Biro was appointed our Chief Operating Officer on February 14, 2007. He served as our Vice President of Corporate Development and Planning since August 17, 2006. From July 2001 until joining us, Mr. Biro was founder and managing partner of The Cowper Group, a Boston-based corporate development consulting firm focused on buy-side mergers and acquisitions for small to mid-market technology companies. Working with both venture-backed and public companies, including us, Mr. Biro consulted on the use of mergers and acquisitions as a core part of business strategy and actively assisted clients with transaction sourcing and execution. Mr. Biro received an M.B.A. from Stanford University and both a B.S. in electrical engineering and B.A. in computer science and history from Duke University.

     Robb Wilson was appointed our Vice President of Technology on January 19, 2006. Since December 15, 2004, Mr. Wilson has served as Vice President of Development and Deliverability for Lyris. Prior to joining Lyris, Mr. Wilson served as President and founder of Piper Software, a pioneer in the development of e-mail deliverability solutions, from October 1, 2004 to December 15, 2004. Lyris acquired Piper Software in November 2004. Prior to his tenure at Piper Software, Mr. Wilson served as Vice President of Software Development for Quris, Inc., the online marketing firm, from March 1, 2001 to October 1, 2004.

     Loren McDonald was appointed our Vice President and Chief Marketing Officer on June 26, 2006. Prior to joining us Mr. McDonald was vice president of marketing for EmailLabs beginning in March 2003. EmailLabs is a leading email service provider, which was acquired by us in October 2005. From January 2002 through March 2003, Mr. McDonald was founder and president of Intevation, an e-marketing services consulting firm specializing in email and search engine marketing services. From December 2000 through January 2002 Mr. McDonald was Chief Marketing Officer of NetStruxr.

     Jason Han was appointed our Vice President of Sales on July 1, 2007. From April 2002 to June 2007, Mr. Han has served as Director of ASP Operations for Lyris. Prior to joining Lyris, Mr. Han served various sales management positions with enterprise software companies Turbolinux, Siebel Systems and Netscape Communications. Mr. Han holds a bachelor degree from University of California, Berkeley.

     Sean Ryan was appointed our Vice President of Engineering on May 21, 2007. Since January 2005, Mr. Ryan had been providing SaaS consulting services and assisting early stage companies in raising investment capital. Notably he assisted eSchoolware, a provider of hosted assessment services to the educational market acting as their interim CTO and helping them raise capital. From January 2004 to December 2004 he acted as the CTO/COO of Booksurge, LLC an online provider of print-on-demand services. In December 2004 BookSurge was acquired by Amazon.com. From January 2000 to December 2003 Mr. Ryan was a founder and the CTO of ExactTarget, a hosted email solutions provider.

DIRECTORS

     The following tables set forth certain information regarding the Nominee and the other Directors of the Company:

			Annual Meeting at
Name of Nominee	Age	Title	which Term Ends
William T. Comfort, III	41	Class III Director, Chairman of the Board	2007
		of Directors

     William T. Comfort, III has served as a director of the Company since June 2002, and as Chairman of the Board since November 12, 2002. He was a private equity investor with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered at 4th Floor, Liscartan House, 127 Sloane Street, London, England. Mr. Comfort served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law.

			Annual Meeting at
Name of Director	Age	Title	which Term Ends
Andrew Richard Blair	74	Class I Director	2008

Nicolas De Santis Cuadra	41	Class I Director	2008

Luis A. Rivera	36	Class II Director	2009

James A. Urry	53	Class II Director	2009

     Andrew Richard Blair has been a member of our Board since November 12, 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique located at One Rice Bluff Road, Pawley’s Island, South Carolina. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer and as a director of Freimark Blair since January 1983. Mr. Blair received his B.S. in Science and Business Administration from Wake Forest University.

     Nicolas De Santis Cuadra has been a member of our Board since January 16, 2003. Mr. De Santis Cuadra has served since January 2003 as the Chief Executive Officer of London-based Twelve Stars Communications, an international brand business consulting firm, located at 13 Chesterfield Street, Mayfair, London, which Mr. De Santis Cuadra founded in 1994. He previously served as the Chief Executive Officer of Twelve Stars from 1994 until December 1998. From December 2000 until January 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., an online travel portal owned by several European-based airlines. From January 1999 until December 2000 Mr. De Santis Cuadra served as Senior Vice President and Chief Marketing Officer of Beenz.com, the internet currency.

     Biographical information on Mr. Rivera is set forth above. See “Executive Officers.”

     James A. Urry has been a member of our Board since June 25, 2007. Mr. Urry is a partner at Court Square Capital Management L.P., a private equity firm located at Park Avenue Plaze, 55 East 52nd Street, 34th Floor, New York, New York. Prior to joining Court Square, he was a partner at Citigroup Venture Capital Equity Partners from 1989 to 2006. Mr. Urry also serves as a member of the board of directors of AMIS Holdings, Inc. and Intersil Corporation, both of which are semiconductor companies. Mr. Urry is the brother-in-law of William T. Comfort, III, one of our directors.

Term of Office

     Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the Annual Meeting of Stockholders following the 2008 fiscal year. Mr. Comfort currently serves as a Class III director whose term expires at the Annual Meeting of Stockholders following the 2007 fiscal year. Messrs. Rivera and Urry currently serve as Class II directors whose terms expire at the Annual Meeting of Stockholders following the 2009 fiscal year.

DIRECTOR INDEPENDENCE

     We have adopted the NASDAQ Stock Market’s standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:

  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

  compensation for service on the Board of Directors or any committee thereof;

  compensation paid to a family member who is one of our employees (other than an executive officer); or

  under a tax-qualified retirement plan, or non-discretionary compensation;

  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

  payments arising solely from investments in our securities; or

  payments under non-discretionary charitable contribution matching programs;

  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

     For purposes of the NASDAQ independence standards, the term “family member” means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home

     The Board of Directors has assessed the independence of each non-employee director under the independence standards of the NASDAQ Stock Market set forth above, and has affirmatively determined that all four non-employee directors (Messrs. Blair, Comfort, De Santis and Urry) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors had ten meetings during the fiscal year ended June 30, 2007. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2007, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

     We do not have a formal policy concerning the annual stockholder meeting attendance by directors. One director attended last year’s annual meeting.

Audit Committee

     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors with carrying out its duties. The primary functions of the Audit Committee are to oversee:

  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.

     The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is not available on our website. A copy of the Audit Committee Charter was last provided to stockholders as an exhibit to the proxy statement for our annual meeting for fiscal year 2005, which was originally filed with the SEC on June 20, 2006.

     The members of the Audit Committee are Messrs. Blair and De Santis Cuadra, with Mr. Blair serving as chairman. The Board of Directors has affirmatively determined that all members of the Audit Committee meet the current independence requirements of the NASDAQ Stock Market listing standards and applicable rules and regulations of the SEC. Those standards require that, in addition to meeting the independence standards set forth under “Director Independence,” each member of the Audit Committee must not be an affiliate of ours and must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert.

Compensation Committee

     The Compensation Committee’s purpose is to assist the Board of Directors in determining the compensation of senior management and administering our benefit plans. The Compensation Committee currently is composed of Messrs. Comfort and Urry. During fiscal year 2007, the Compensation Committee consisted solely of Mr. Comfort and held two meetings.

     The Compensation Committee currently does not have a charter. The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table under “Executive Compensation,” and directs and administers our incentive compensation plans. The Compensation Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs. The Compensation Committee does not have the authority to delegate any of its responsibilities. The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     None of the individuals serving on the Compensation Committee has ever been our officer or employee, although Mr. Comfort does serve as our non-executive Chairman of the Board. The Board of Directors has determined that all of the members of the Compensation Committee satisfy the independence requirements of the NASDAQ Stock Market listing standards. Additionally, Mr. Urry qualifies as a “non-employee director” for purposes of SEC requirements, and both Mr. Comfort and Mr. Urry qualify as “outside directors” for purposes of Section 162(m) of the Tax Code.

Nominating Procedures

     We do not currently have a standing nominating committee, and all director nominations are considered by the Board of Directors as a whole. The goal of the Board of Directors has been, and continues to be, to identify nominees for service on the Board of Directors that will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board of Directors and the Company, certain factors may be weighed more or less heavily. The Board of Directors may also consider candidates with appropriate non-business backgrounds as potential nominees.

     In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board of Directors does believe that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board of Directors, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective or skill set. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will then determine if there is a need to replace that director or reduce the number of directors serving on the Board of Directors, in accordance with our Bylaws and Certificate of Incorporation. If the Board of Directors determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board of Directors are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the Board of Directors has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board of Directors reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size the Board of Directors does not feel that such a formal policy is warranted at this time. The absence of such a policy, however, does not mean that a reasonable stockholder recommendation will not be considered, in light of our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The Board of Directors will reconsider this matter at such time as it believes that our circumstances, including its operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We have not developed to date a formal process by which stockholders may communicate directly with directors. However, in recent years an informal process has developed in which communications sent to the Board of Directors or in care of an officer or our other representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board of Directors and our stockholders. In light of SEC disclosure rules on this matter, the Board of Directors may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board of Directors to the Secretary of the Company, at 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board of Directors. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board of Directors or just certain specified directors. The Secretary will make copies of all such communications and circulate them to the appropriate director or directors.

DIRECTOR COMPENSATION

     We provide each non-employee director with an annual retainer of $25,000. Each director receives a fee of $1,000 per meeting attended, plus out-of-pocket expenses. In addition, members of board committees receive a fee of $1,000, plus out-of-pocket expenses, for each non-telephonic committee meeting attended that is not scheduled in conjunction with a meeting of the full Board of Directors, and a fee of $500, plus out-of-pocket expenses, for each non-telephonic committee meeting attended in conjunction with a meeting of the full Board of Directors and for each telephonic meeting of any committee of the Board of Directors. Our Executive officers do not receive additional compensation for serving on the Board of Directors. Mr. Comfort, our Chairman of the Board, and Mr. Urry have waived all retainers and fees for their services. On October 11, 2005, Mr. DeSantis Cuadra was granted 120,968 restricted shares of Common Stock under our 2005 Equity-Based Compensation Plan (the “2005 Plan”), which began vesting ratably on a quarterly basis on January 11, 2006, and continue through October 11, 2008. Mr. DeSantis Cuadra’s shares were granted in lieu of $75,000 to be received in future annual director retainer fees over the three-year period following the date of grant.

Director Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended June 30, 2007.

	Fees Earned
	or Paid
	in Cash	Stock Awards	Total
Name	($)	($)	($)
Andrew Richard Blair	$27,000 (1)	—	$27,000
William T. Comfort III (2)	—	—	—
Nicolas De Santis Cuadra	2,000 (3)	26,397 (4)	28,397
James A. Urry (2)	—	—	—
____________________

(1)	Fees are for $25,000 annual retainer and four telephonic Audit Committee meetings.

(2)	Mr. Comfort and Mr. Urry have waived all retainers and fees.

(3)	Fees are for four telephonic Audit Committee meetings.

(4)	On October 11, 2005, Mr. DeSantis Cuadra was granted 120,968 restricted shares of Common Stock under the 2005 Plan, which began vesting ratably on a quarterly basis on January 11, 2006 and continues through October 11, 2008. Mr. DeSantis Cuadra’s shares were granted in lieu of $75,000 to be received in future annual director retainer fees over the three-year period following the date of grant. As of the end of fiscal year 2007, 60,484 of these shares remain unvested. We account for the cost of stock-based compensation awarded under the 2005 Plan in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“SFAS 123R”), under which the cost of equity awards to employees and directors is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. The grant date fair value of the restricted stock granted to Mr. DeSantis Cuadra was $78,629. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123R and thus may include amounts from awards granted in and prior to fiscal year 2007. No forfeitures occurred during fiscal year 2007, and all awards are based on the closing market price of our common stock on the date of grant. Assumptions used in calculation of these amounts are included in Note17 to our consolidated audited financial statements for the fiscal year ended June 30, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 26, 2007. Mr. DeSantis Cuadra is entitled to receive dividends on the restricted stock underlying this grant along with our other stockholders, although we do not expect to declare dividends on our common stock in the foreseeable future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee during fiscal 2007 consisted of William T. Comfort, III, who also serves as our non-executive Chairman of the Board. See “Certain Relationships and Related Transactions” for a description of transactions involving us and an entity controlled by Mr. Comfort.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee of the Company, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions and Agreements

LDN Stuyvie Loan and Backstop Agreement

     On August 18, 2006, we completed the acquisition of ClickTracks Analytics, Inc. and Hot Banana Software, Inc. Funding for the acquisitions was provided by LDN Stuyvie Partnership (“LDN Stuyvie”). LDN Stuyvie beneficially owns more than 5% of our outstanding Common Stock, and William T. Comfort, III, the chairman of the Board of Directors, is its sole general partner. On August 16, 2006, we issued a promissory note to LDN Stuyvie in the amount of $10 million (the “Note”). The Note accrued interest at the rate of 9.5% per annum, or 11.5% per annum in the event of default, and was to become due upon the earlier to occur of (i) the closing under the Backstop Agreement (discussed below), (ii) the date on which the Board of Directors resolved to abandon the rights offering, (iii) the date on which any order issued by a governmental entity of competent jurisdiction or any other legal restraint prohibited the consummation of the rights offering, (iv) the date on which any law or order by any governmental entity of competent jurisdiction made the rights offering illegal, (v) February 1, 2007, if the registration statement filed in connection with rights offering had not been declared effective by the SEC by 5:30 p.m. ET on January 31, 2007, or (vi) April 1, 2007, if the registration statement filed in connection with rights offering had been declared effective by the SEC by 5:30 p.m. ET on January 31, 2007, but the rights offered in the rights offering had not expired by 11:59 p.m. ET on March 31, 2007.

     In connection with the Note, we and LDN Stuyvie entered into a Backstop Agreement, dated August 16, 2006 (the “Backstop Agreement”), pursuant to which LDN Stuyvie agreed to purchase Common Stock in connection with a proposed rights offering by us. Pursuant to the Backstop Agreement, LDN Stuyvie agreed to backstop $10 million of rights offered in the rights offering. Under the terms of the Backstop Agreement, LDN Stuyvie was to purchase that number of shares of Common Stock so that, together with all rights subscribed for and exercised in the rights offering (including any rights subscribed for by LDN Stuyvie), we would have received gross proceeds (including offsets against the Note) in the rights offering of at least $10 million. In partial consideration for making the $10 million loan to us and agreeing to backstop the rights offering up to $10 million, we granted to LDN Stuyvie the exclusive right to purchase up to an additional $10 million of Common Stock at the subscription price in respect of each right granted to other stockholders but which they decline to exercise.

     We did not file a registration statement for the rights offering with the SEC by January 31, 2007, and terminated the rights offering. The Backstop Agreement therefore terminated as of January 31, 2007. On February 1, 2007, in accordance with the terms of the LDN Stuyvie Note, we issued to LDN Stuyvie a total of 12,279,130 shares of common stock as payment in full of the principal and accrued interest on the LDN Stuyvie Note. In accordance with the terms of the LDN Stuyvie Note, the common stock was valued at $0.85 per share for an aggregate price of $10,437,260.27, representing $10,000,000 for the principal and $437,260.27 for the accrued interest under the LDN Stuyvie Note. The shares of common stock were issued in a private placement.

Resignation of Former Director

     On March 7, 2007, the Board of Directors accepted the resignation of David R. Burt, our director and former Chief Executive Officer. In connection with the resignation, we, Mr. Burt, Texas Addison Limited Partnership (“Addison”), LDN Stuyvie and Andrew Richard Blair, entered into an Agreement and Mutual Release, dated March 8, 2007 (the “Release”). Mr. Blair is a member of our Board of Directors and LDN Stuyvie is controlled by Mr. Comfort, the chairman of the Board of Directors.

     Pursuant to the Release, Addison, which is controlled by Mr. Burt, agreed to sell (A) to LDN, and LDN agreed to purchase from Addison, 4,166,667 shares (the “LDN Sale Shares”) of Common Stock and (B) to Blair, and Blair agreed to purchase from Addison, 333,333 shares (the “Blair Sale Shares” and together with the LDN Sale Shares, the “Sale Shares”) of Common Stock. The purchase price paid by LDN and Blair for the Sale Shares was $0.75 per share, or an aggregate of $3,375,000. The closing of the purchase of the Sale Shares by LDN and Blair occurred on March 16, 2007. In addition, we waived the transfer restrictions on the remaining Common Stock owned by Burt and Addison in order to permit them to sell such Common Stock on the open market; provided, that (A) the amount of Common Stock sold in any 90-day period shall not exceed 300,000 shares (or such greater or lesser number to appropriately reflect adjustments for stock splits, stock dividends, or similar actions by us with respect to the Common Stock), (B) all sales of Common Stock sold by Addison or Burt pursuant to this provision are to be effected through the Designated Brokerage Firm (defined below) and (C) neither Burt nor Addison will undertake a sale of Common Stock to any Person whereby, to the knowledge of Burt or Addison, such sale would (1) cause the Transferee to have a Prohibited Ownership Percentage or (2) increase the ownership percentage of any Person already having a Prohibited Ownership Percentage. For purposes of the Release, the “Designated Brokerage Firm” means (a) Freimark Blair & Company, Inc. (“Freimark Blair”), an entity controlled by Blair, or (b) any office of Smith Barney; provided, however, that Smith Barney may only be used in the event (1) Blair retires or terminates his relationship with Freimark Blair; (2) Freimark Blair is unable for any reason whatsoever to provide the brokerage services necessary for Burt and/or Addison to sell the shares permitted under this provision of the Agreement; or (3) Blair or Freimark Blair engage or propose to engage in conduct that is outside the reasonable norms of the brokerage industry. For purposes of the Release, the terms “Transferee”, “Prohibited Ownership Percentage” and “Person” have the meanings given such terms in Article Fifth of ourCertificate of Incorporation. Once the number of shares of Common Stock owned by Burt falls below a Prohibited Ownership Percentage, Burt and Addison shall be free to sell shares of Common Stock without restriction, other than restrictions imposed by law.

     Also in connection with Burt’s resignation and pursuant to the terms of the Release, we and Burt provided general releases of claims (other than certain types of claims specified in the Agreement) to each other and each other’s respective affiliates. In addition, we agreed to pay to Burt a total of $359,000 representing bonuses earned by Burt at the time he was employed by us as an officer. The exact amount of bonuses earned by Burt was in dispute and the amount agreed upon represented a settlement between the parties. Such bonus amount is to be paid as follows: (i) $30,000.00 on the first business day of each month beginning in March 2007 (provided that the payment due in March 2007 shall be made concurrently with the closing of the sale of the Sale Shares to LDN and Blair) and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.

Indemnification Agreements

     We have entered into indemnification agreements with our directors other than Mr. Urry and Mr. Rivera. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors, and intend to enter into such agreements with Messrs. Urry and Rivera in the near future.

Policies and Procedures

     Under SEC rules, public issuers such as us must disclose certain transactions with related persons. These are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our Board of Directors, an executive officer or a holder of more than 5% of our common stock has a direct or indirect material interest.

     To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board of Directors (other than any interested director). Factors considered by the Board of Directors when deliberating such transactions include:

  whether the terms of such transaction are fair to us;

  whether the transaction are consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.

The agreements and transactions listed above (other than the indemnification agreements) were all approved by the full Board of Directors (other than those directors with interests in the transactions).

     Given the SEC’s reporting requirements, the Board of Directors is considering whether to adopt a formal written policy with respect to related-party transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

     The Compensation Committee of the Board is responsible for our compensation programs. Prior to 2005, our operations consisted entirely of maximizing the assets we retained from our prior physical rehabilitation businesses and in pursuing another operating business to acquire. During that period we had only one executive officer, and as such our compensation program focused largely on retaining the ongoing services of that officer. Since May 12, 2005, we have purchased four operating businesses and in the process several new executive officers have been appointed. The individuals who served as our Chief Executive Officer and Chief Financial Officer during our fiscal year ended June 30, 2007, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

     Since the acquisition of our operating subsidiaries, our compensation programs and policies have focused mainly on the areas of retaining and attracting employees necessary to operate the acquired subsidiaries and grow our respective businesses. Historically, a formal compensation policy was not utilized by the Compensation Committee. Rather, compensation of executives, including the Named Executive Officers, was established on a more informal, ad-hoc basis. To date, no formal studies have been undertaken to determine whether compensation paid to our executives is competitive with that of our competitors. Instead, the Compensation Committee has focused on one-on-one negotiations with our executives at the time of hire for the purpose of recruiting the executive in order to assemble an executive team that will develop and implement our long-term strategic goals. In the fourth quarter of the fiscal year ended June 30, 2007, we began implementing formal procedures to ensure that short term incentive bonuses and annual salary increases are tied to individual performance. The Compensation Committee continues to evaluate those procedures and we intend to take steps to revise those procedures to establish more formal and objective compensation policies in the future that will strengthen the nexus between executive pay and the executives individual, and our, performance.

Setting Executive Compensation

     For those executives who were previously employed at one of the operating subsidiaries, initial base salary largely has been based on their respective salaries prior to the subsidiary’s acquisition. In certain instances upward adjustments have been made in order to compensate the executive for additional responsibilities or duties given to the executive following the integration of that executive’s subsidiary with the operations of the public company parent. For instance, our VP of Technology, originally a Lyris Technologies, Inc. officer, received an increase in base salary of 13 percent and additional bonus potential of 24 percent when he assumed the technology leadership for the parent company, including all of our subsidiaries. For other executives, base salary has been established largely through negotiations between the executive and our Chief Executive Officer, with input and final approval from the Compensation Committee.

     Base salaries are typically evaluated annually prior to the anniversary date of initial employment of each executive with any changes in base salary effective as of the anniversary date. Like the initial analysis, the annual evaluation is also an informal process, with the Chief Executive Officer evaluating the salaries of our other executive officers, and the Compensation Committee evaluating the salary of the Chief Executive Officer. The focus of the evaluation is largely based on our, and the individual executive’s, performance during the previous year. The individual performance evaluation is largely subjective, as no formal criteria have been established. For the 2007 fiscal year, this evaluation resulted in an increase in base salary ranging from 0 to 28 percent for the Named Executive Officers, with the Chief Executive Officer receiving a 0 percent increase and the Chief Financial Officer receiving a 28 percent increase because his base salary and bonus were deemed to be inequitable with his responsibilities. In future years the quarterly performance bonuses described below will also be incorporated into the annual review process, with the attainment of (or the failure to attain) the quarterly performance targets established in the preceding year as a factor in determining the propriety of a salary increase.

     In addition to base salary, we use a combination of cash incentives and equity-based awards as key components in the short- and long-term incentive compensation arrangements for executive officers, including the Named Executive Officers. Short-term incentives generally take the form of cash bonuses which range from 10 to 25 percent of the executives’ base salaries. However, the Chief Executive Officer’s bonus potential was set by the terms of his initial employment contract at 125 percent of his base salary and the Chief Operating Officer’s bonus potential is set at 42 percent of his base salary. Generally, executives with greater responsibilities are eligible to receive higher bonuses as a percentage of base salary. In the fourth quarter of the fiscal year ended June 30, 2007, we implemented individual business objectives upon which quarterly bonuses are contingent. See “Summary Compensation Table” below for a list of those objectives for each Named Executive Officer and the percentage of total possible bonus paid to each Named Executive Officer. We estimated at the time fourth quarter performance criteria were established that there was approximately a 60 to 70 percent chance that the criteria would be fully satisfied.

     Although our 2005 Equity-Based Compensation Plan (the “2005 Plan”) provides the Compensation Committee with flexibility to design and grant a host of stock-based awards, currently the long-term incentive awards granted under the 2005 Plan have consisted entirely of non-qualified stock options. The Compensation Committee believes that the use of equity-based incentives promotes individual, and our, performance by allowing employees to participate in long-term growth and profitability. It also believes that our exclusive use of stock options is appropriate because this type of equity-based award is the one with which employees in the industry in which we compete are most accustomed to receiving as long-term incentive compensation. The options granted under the 2005 Plan generally vest in equal annual installments over a four year period from the date of grant. The Compensation Committee is responsible for the granting of all equity-based compensation, including the award dates for each grant. Although award dates are determined exclusively at the Compensation Committee’s discretion, typically grants are made to an employee on the date of hire, and then on special circumstances such as a promotion or when deemed necessary to retain a valued employee. See “Grants of Plan Based Award Table” for additional information regarding these incentive awards.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee makes all compensation decisions for all executive officers (which includes the Named Executive Officers). The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

     All of the Named Executive Officers, other than Loren McDonald, have employment agreements. Certain of these agreements provide for severance payments upon termination of employment without “cause” (by us) or for “good reason” (by the executive), in each case as defined in the respective agreement. The 2005 Plan also provides discretion to the Compensation Committee for accelerated benefits upon termination for certain reasons or upon us having a change in control. The Compensation Committee intends that severance, if provided, provide protection for a limited time period sufficient to allow the executive to obtain new employment. The Compensation Committee believes that such severance benefits due to these termination events provides the Named Executive Officers a reasonable package based on the value the officers have created that is ultimately realized by our stockholders.

Retirement and Other Benefits

     All executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees with the exception that, by the terms of his employment contract, the employee contribution under our healthcare plan of the Chief Executive Officer, Luis Rivera, is paid by us. These amounts are disclosed in the Summary Compensation Table below.

     Our 401(k) plan provides for employer matching funds of up to 50 percent of the first six percent of an employee’s salary for all qualifying employees including executive officers. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers, nor do we provide a nonqualified deferred compensation plan.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     Effective January 1, 2005, we began accounting for stock-based payments, including awards under our 2005 Plan, in accordance with the requirements of FASB Statement 123R.

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left our employ during the past year as a result of inadequate compensation.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

William T. Comfort, III, Chairman
James A. Urry

EXECUTIVE COMPENSATION

Employment Agreements/Arrangements

     David R. Burt. Effective as of May 5, 2000, we entered into an employment agreement with David R. Burt, to serve as the Chief Executive Officer. The original term of the agreement continued through May 5, 2005, subject to certain extensions. Pursuant to the agreement, Mr. Burt received an annual base salary of $250,000 and an annual performance bonus of not less than $20,000. The agreement required Mr. Burt to devote at least 50 percent of his business time and attention to the performance of the duties and responsibilities of Chief Executive Officer, inasmuch as Mr. Burt also served, until December 2003, as president, chief executive officer and a director of another public Company. Mr. Burt’s agreement provided for additional bonuses of 10 percent of the amount that we collected on certain of our delinquent receivables in excess of the amount booked for such receivables on our balance sheet, subject to a specified cap, and 10 percent of the difference between the amount at which certain of our liabilities were booked on our balance sheet and the actual amounts that we paid. As consideration for, among other things, his efforts in obtaining settlements on certain disputes in July 2000, we granted Mr. Burt a convertible promissory note in the principal amount of $60,000. Mr. Burt subsequently transferred the note to a family limited partnership controlled by him. On or about May 28, 2002, the holder of the note converted $52,125 of principal on the note into 20,850,000 shares of Common Stock. The remaining $7,875 in principal and $9,500 in accrued interest were redeemed by us. On September 19, 2002, the family limited partnership granted an option to purchase 4,170,000 shares of the Common Stock acquired upon conversion of the note to Mr. William T. Comfort III, currently the Chairman of our Board of Directors, at $0.04 per share which was later exercised. On January 8, 2003, the partnership sold an additional 4,170,000 shares of the Common Stock to LDN Stuyvie Partnership, of which Mr. Comfort is the sole general partner, for $0.02676 per share. Mr. Burt’s employment agreement also provided him certain registration rights with respect to the shares of the Common Stock acquired upon conversion of the note. Because the exercise price of the options and the selling price of the shares were at or above market price in effect at the time of the transactions, there was no effect on our results of operations.

     The employment agreement provided that we could terminate Mr. Burt’s employment for “due cause” (as defined in the employment agreement) or without cause. If Mr. Burt’s employment were terminated without cause, Mr. Burt would have been entitled to receive his base salary as accrued to the date of termination and not paid, as well as a severance payment equal to his base salary. Mr. Burt would also have been entitled to receive any bonuses he would have been entitled through the date of termination.

     Upon, or within one year following, a “change in control” (as defined in the employment agreement), if Mr. Burt had resigned, the termination would have constituted a termination of employment without cause, entitling Mr. Burt to the same severance package as noted above.

     Our Board of Directors accepted the resignation of Mr. Burt as an officer on January 28, 2007, and as a director on March 7, 2007. In connection with his resignation, on March 8, 2007, we entered into an agreement with Mr. Burt to, among other things, pay Mr. Burt a total of $359,000 representing bonuses earned by Mr. Burt at the time he was employed by us. The exact amount of the bonus earned by Mr. Burt was in dispute and the amount agreed upon represented a settlement between the parties. Such bonus amount is to be paid as follows: (i) $30,000 on the first business day of each month beginning in March 2007 and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.

     Luis A. Rivera. Effective May 12, 2005, Lyris Technologies, Inc., our wholly owned subsidiary, entered into an employment agreement with Luis A. Rivera, to serve as President and Chief Executive Officer. The term of the agreement is for five years and expires on May 12, 2010. The initial annual base salary under the agreement is $200,000, and Mr. Rivera is eligible to receive a quarterly performance bonus based on our profitability. In addition, Mr. Rivera received an award of options to purchase 3,600,000 shares of our Common Stock at an exercise price of $0.30 per share that vest ratably on a quarterly basis over four years from the date of grant. Mr. Rivera is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees.

     The employment agreement provides that we may terminate Mr. Rivera for “cause” (as defined in the employment agreement) or without cause. Mr. Rivera’s employment agreement does not contain any provision for a change in control. If we terminate Mr. Rivera’s employment without cause or if he resigns for “good reason” (as defined in the employment agreement), Mr. Rivera will be entitled to the following:

  A lump sum severance payment equal to 1.5 times his then current annual base salary

  Any annual bonus awarded to Mr. Rivera prior to the date of termination but not yet paid;

  Mr. Rivera’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Rivera;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

Additionally, following termination Mr. Rivera will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations.

     Robb Wilson. Effective May 12, 2005, Lyris Technologies, Inc. entered into an employment agreement with Robb Wilson, to serve as Vice President. The term of the agreement is for five years and expires on May 12, 2010. The initial base salary under the agreement was $155,000. In addition, Mr. Wilson received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.30 per share, which will vest ratably on an annual basis over four years from the date of grant. Mr. Wilson is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees. Mr. Wilson is not entitled to severance upon termination of his employment.

     The employment agreement provides that we may terminate Mr. Wilson for “cause” (as defined in the employment agreement) or without cause. Mr. Wilson’s employment agreement does not contain any provision for a change in control. If we terminate Mr. Wilson’s employment without cause or if he resigns for “good reason” (as defined in the employment agreement), Mr. Wilson will be entitled to the following:

  A lump sum severance payment equal to his then current annual base salary

  Any annual bonus awarded to Mr. Wilson prior to the date of termination but not yet paid;

  Mr. Wilson’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Wilson;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

Additionally, following termination Mr. Wilson will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality. On January 19, 2006, Mr. Wilson was appointed our Vice President of Technology. On February 10, 2006 he was granted an award of options to purchase 200,000 shares of our Common Stock at an exercise price of $0.60 per share, which will vest in four equal annual installments beginning on February 10, 2007. On May 8, 2007, Mr. Wilson assumed technology leadership for all of our subsidiaries. At that time he was granted an award of options to purchase 200,000 shares of our Common Stock at an exercise price of $0.83 per share, which will vest in four equal annual installments beginning May 8, 2008.

     Joseph Lambert. On August 29, 2005, Joseph Lambert joined us as Vice President and Controller and on November 14, 2005 he was appointed our Chief Accounting Officer. Mr. Lambert received an initial annual base salary of $125,000 and will be eligible to receive an annual merit bonus of up to 25 percent of his base salary. In addition, on the date Mr. Lambert was employed by us, he received an award of options to purchase 250,000 shares of our Common Stock, at an exercise price of $0.70 per share, that vest ratably on an annual basis over four years from the date of grant. The terms of Mr. Lambert’s employment are contained in an offer letter, dated August 29, 2005 from Lyris, and an employment agreement between Lyris Technologies, Inc. and Mr. Lambert dated August 29, 2005. Mr. Lambert is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees. Mr. Lambert is not entitled to severance upon termination of his employment. Upon termination, he will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality. On May 8, 2007, Mr. Lambert was granted an award of options to purchase 150,000 shares of our Common Stock at an exercise price of $0.83 per share, which will vest in four equal annual installments beginning May 8, 2008.

     Loren McDonald. On June 26, 2006, we hired Loren McDonald to serve as Vice President and Chief Marketing Officer. Mr. McDonald does not have an employment agreement with us. Mr. McDonald received an initial annual base salary of $175,000 and he is eligible to receive an annual merit bonus of up to $25,000. In addition, in connection with his employment, Mr. McDonald received an award of options to purchase 250,000 shares of our Common Stock, at $0.85 per share, that vest ratably each quarter over four years from the date of grant.

     Peter Biro. On August 17, 2006, we entered into an employment agreement with Peter Biro to serve as Vice President of Corporate Development and Planning. The term of the agreement is for four years and expires on August 16, 2010. The initial annual base salary under the agreement is $190,000 (subject to adjustment by our board of directors), and Mr. Biro is eligible to receive an annual bonus as determined by our board of directors, provided that such annual bonus will not be less than $15,000. In addition, Mr. Biro received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.95, 50 percent of which shall vest on August 17, 2007 and the remaining 50 percent shall vest in four equal installments on the last day of each quarter of the period that begins on August 18, 2007, and ends on August 17, 2008. Mr. Biro is also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees. We also agreed to reimburse Mr. Biro for monthly premiums incurred by Mr. Biro for medical, prescription drug, dental and/or vision insurance for himself and his immediate family, not to exceed $1,200 per month.

     The employment agreement provides that we may terminate Mr. Biro for “cause” (as defined in the employment agreement) or without cause. Mr. Biro’s employment agreement does not contain any provision for a change in control. If we terminate Mr. Biro’s employment without cause or if he resigns for “good reason” (as defined in the employment agreement), Mr. Biro will be entitled to the following:

  A lump sum severance payment equal to his then current annual base salary

  Any annual bonus awarded to Mr. Biro prior to the date of termination but not yet paid;

  Mr. Biro’s annual base salary through the date of termination to the extent not yet paid;

  Any compensation previously deferred by Mr. Biro;

  Any unreimbursed business expenses;

  Any “accrued investments” (as defined in the employment agreement); and

  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

Additionally, following his termination Mr. Biro will be subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations. On February 14, 2007, Mr. Biro was appointed our Chief Operating Officer and on May 8, 2007, Mr. Biro was granted an award of options to purchase 300,000 shares of our Common Stock at an exercise price of $0.83 per share, which will vest in four equal annual installments beginning May 8, 2008.

Summary Compensation Table

     The following table summarizes, with respect to our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers, as well as our former Chief Executive Officer, information relating to the compensation earned for services rendered in all capacities during fiscal year 2007.

					Option	All Other
Name and		Salary	Bonus		Awards	Compensation
Principal Position	Year	($)	($)		($)(1)	($)	Total ($)
David R. Burt	2007	153,846 (2)	—		—	359,000 (3)	512,846
Former President and Chief Executive
Officer

Luis A. Rivera	2007	200,000	250,000	(4)	137,156	—	587,156
President and Chief Executive Officer

Joseph Lambert	2007	149,791	30,000	(5)	23,461	—	203,252
Chief Financial Officer

Robb Wilson	2007	175,000	7,525	(6)	31,851	—	214,376
Vice President of Technology

Loren McDonald	2007	173,765	7,075	(7)	52,068	—	232,908
Vice President Corporation
Communications

Peter Biro	2007	165,519	23,010	(8)	81,082	—	269,611
Chief Operating Officer
____________________

(1)	We account for the cost of stock-based compensation awarded under the 2005 Plan in accordance with SFAS 123R, under which the cost of equity awards to employees is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123R of awards granted under the 2005 Plan and thus may include amounts from awards granted in and prior to fiscal year 2007. No forfeitures occurred during fiscal year 2007, and all awards are based on the closing market price of our common stock on the date of grant. Assumptions used in calculation of these amounts are included in Note 17 to our consolidated audited financial statements for the fiscal year ended June 30, 2007, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which was filed with the SEC on September 26, 2007.

(2)	Represents salary paid through January 28, 2007, the date on which Mr. Burt resigned as an officer and employee.

(3)	Mr. Burt was paid $120,000 by us in FY 2007 following his resignation as an employee, President and Chief Executive Officer. In connection with his resignation, on March 8, 2007 we entered into an agreement with Mr. Burt to, among other things, pay Mr. Burt a total of $359,000 representing bonuses earned by Mr. Burt at the time he was employed by us as an officer. The exact amount of the bonus earned by Mr. Burt was in dispute and the amount agreed upon represented a settlement between the parties. Such bonus amount is to be paid as follows: (i) $30,000 on the first business day of each month beginning in March 2007 and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008. The $120,000 paid in fiscal year 2007 represents the first four installments of the settlement.

(4)	Performance criteria were only established in the fourth quarter and, consequently, bonuses in the fiscal year ending June 30, 2007, have not been treated as payable pursuant to an incentive plan for purposes of these disclosures. The fourth quarter bonus objectives for Mr. Rivera are as follows: Successful integration of the acquired companies, achievement of specified EBITDA targets, achievement of key metrics for support response times, customer retention and application uptime, meeting targets for introduction of our new on-demand software platform and successfully developing the senior management team. Mr. Rivera received 100 percent of his bonus potential for each quarter of the fiscal year pursuant to his employment agreement

(5)	Performance criteria were only established in the fourth quarter and, consequently, bonuses in the fiscal year ending June 30, 2007, have not been treated as payable pursuant to an incentive plan for purposes of these disclosures. The fourth quarter bonus objectives for Mr. Lambert are as follows: Successful integration of the acquired companies’ financial systems and personnel and successful implementation of a consolidated accounting system. Mr. Lambert received 100 percent of his bonus potential for the fourth quarter of the fiscal year.

(6)	Performance criteria were only established in the fourth quarter and, consequently, bonuses in the fiscal year ending June 30, 2007, have not been treated as payable pursuant to an incentive plan for purposes of these disclosures. The fourth quarter bonus objectives for Mr. Wilson are as follows: Development of our product roadmap, management of external facing and internal development for both point and integrated products and accomplishment of certain other technical metrics. Mr. Wilson received 86 percent of his bonus potential for the fourth quarter of the fiscal year.

(7)	Performance criteria were only established in the fourth quarter and, consequently, bonuses in the fiscal year ending June 30, 2007, have not been treated as payable pursuant to an incentive plan for purposes of these disclosures. The fourth quarter bonus objectives for Mr. McDonald are as follows: Improvement of our PR efforts, as measured by press mentions and caliber of publication, planning and development of industry analyst relations and investor relations work on messaging presentations and conferences. Mr. McDonald received 56.6 percent of his bonus potential for the fourth quarter of the fiscal year.

(8)	Performance criteria were only established in the fourth quarter and, consequently, bonuses in the fiscal year ending June 30, 2007, have not been treated as payable pursuant to an incentive plan for purposes of these disclosures. The fourth quarter bonus objectives for Mr. Biro are as follows: Successful integration and consolidation of our support function into a single unit and attaining key support metrics, successful development and rollout of our new on demand software platform. Mr. Biro received 90 percent of his bonus potential for the fourth quarter of the fiscal year.

Grants of Plan Based Awards

     The following table reflects possible payouts under our equity and non-equity incentive plans to the Named Executive Officers from grants made to such Named Executive Officers during the fiscal year ending June 30, 2007.

		All Other
		Option
		Awards:
		Number of
		Securities	Exercise or Base	Grant Date
	Grant	Underlying	Price of Option	Fair Value of Stock
Name	Date	Options (#)	Awards ($/Share)	and Option Awards
David R. Burt	—	—	—	$—
Former President and
Chief Executive Officer

Luis A. Rivera	—	—	—	$—
President and Chief
Executive Officer

Joseph Lambert	5/8/07	150,000 (1)	$0.83	$55,320
Chief Financial Officer

Robb Wilson	5/8/07	200,000 (2)	$0.83	$73,760
Vice President of
Technology

Loren McDonald	—	—	—	$—
Vice President
Corporation
Communication

Peter Biro	8/17/06	400,000 (3)	$0.95	$177,720
Chief Operating Officer	5/8/07	300,000 (4)	$0.83	$110,640
____________________

(1)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008

(2)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008

(3)	The Option vests and becomes exercisable in cumulative installments as follows: (i) the Option shall be exercisable with respect to 50 percent of the Option Shares on the first anniversary of the Grant Date; and (ii) the Option shall be exercisable with respect to the remaining 50 percent of the Option Shares in four (4) equal installments on the last day of each quarter of the year that begins on the day after the first anniversary of the Grant Date and ends on the second anniversary of the Grant Date.

(4)	The option vests and becomes exercisable in four equal annual installments beginning on May 8, 2008

Outstanding Equity Awards at Fiscal Year End

     The following table reflects outstanding stock options held by the Named Executive Officers as of June 30, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
David R. Burt	—	—		—	—
Former President and
Chief Executive Officer

Luis A. Rivera	1,935,612	1,664,388	(1)	$0.30	5/6/15
President and Chief
Executive Officer

Joseph Lambert	62,500	187,500	(2)	$0.70	8/29/15
Chief Financial Officer	—	150,000	(3)	$0.83	5/8/17

Robb Wilson	200,000	200,000	(4)	$0.30	5/6/15
Vice President of	50,000	150,000	(5)	$0.60	2/10/16
Technology	—	200,000	(6)	$0.83	5/8/17

Loren McDonald	87,500	262,500	(7)	$0.62	10/11/15
Vice President	63,375	186,625	(8)	$0.85	6/26/16
and Chief Marketing Officer

Peter Biro	—	400,000	(9)	$0.95	8/17/16
Chief Operating Officer	—	300,000	(10)	$0.83	5/8/17
____________________

(1)	The Compensation Committee granted this option to Mr. Rivera on May 6, 2005. The award vests in equal quarterly installments over a four year period beginning June 30, 2005.

(2)	The Compensation Committee granted this option to Mr. Lambert on August 29, 2005. The award vests in equal annual installments over a four year period beginning August 29, 2006.

(3)	The Compensation Committee granted this option to Mr. Lambert on May 8, 2007. The award vests in equal annual installments over a four year period beginning May 8, 2008.

(4)	The Compensation Committee granted this option to Mr. Wilson on May 6, 2005. The award vests in equal annual installments over a four year period beginning May 6, 2006.

(5)	The Compensation Committee granted this option to Mr. Wilson on February 10, 2006. The award vests in equal annual installments over a four year period beginning February 10, 2007.

(6)	The Compensation Committee granted this option to Mr. Wilson on May 8, 2007. The award vests in equal annual installments over a four year period beginning May 8, 2008.

(7)	The Compensation Committee granted this option to Mr. McDonald on October 11, 2005. The award vests in equal annual installments over a four year period beginning October 11, 2006.

(8)	The Compensation Committee granted this option to Mr. McDonald on June 26, 2006. The award vests in equal quarterly installments over a four year period beginning June 30, 2006.

(9)	The Compensation Committee granted this option to Mr. Biro on August 17, 2006. Fifty percent of the shares underlying this option vested on August 17, 2007 and the remaining 50 percent of the shares underlying this option vest in four equal quarterly installments beginning on November 17, 2007.

(10)	The Compensation Committee granted this option to Mr. Biro on May 8, 2007. The award vests annually over a four year period beginning May 8, 2008.

Option Exercises and Stock Vested Table

     None of the Named Executive Officers exercised options during the fiscal year 2007, and none holds any other type of stock award.

Pension Benefits and Nonqualified Deferred Compensation

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

Potential Payments Upon Termination or Change in Control

     Mr. Burt. Our Board of Directors accepted the resignation of Mr. Burt as an officer on January 28, 2007, and as a director on March 7, 2007. In connection with his resignation, on March 8, 2007, we entered into an agreement with Mr. Burt to, among other things, pay to Mr. Burt a total of $359,000 representing bonuses earned by Mr. Burt at the time he was employed by us. The exact amount of the bonus earned by Mr. Burt was in dispute and the amount agreed upon represented a settlement between the parties. Such bonus amount is to be paid as follows: (i) $30,000 on the first business day of each month beginning in March 2007, and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.

     Mr. Rivera. Pursuant to his employment agreement, in the event Mr. Rivera’s employment is terminated for good reason or without cause, we shall pay to Mr. Rivera any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid, as well as an amount equal to 1.5 times his then current annual base salary. At the end of fiscal year 2007 this provision would have entitled Mr. Rivera to $300,000 plus any other amounts accrued but not yet paid. Mr. Rivera’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Rivera’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Rivera to materially perform his obligations and duties hereunder to our satisfaction, which failure is not remedied within 45 days after receipt of written notice from us, (b) commission by Mr. Rivera of an act of fraud upon, or willful gross misconduct toward, us or any of our affiliates, (c) a material breach by Employee of certain sections of the agreement, which in either case is not remedied within 15 business days after receipt of written notice from us or our Board of Directors , (d) the conviction of Mr. Rivera of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Rivera to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of the agreement, which is not remedied within 30 business days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement, and shall also include our (or our successors and assigns) substantially altering the position, geographic location, or responsibilities of Mr. Rivera during the term of his employment.

     Mr. Biro. Mr. Biro’s employment agreement provides that, in the event his employment is terminated for good reason or without cause, we shall pay to Mr. Biro his current annual base salary at the time of termination for one year following termination, subject to mitigation, as well as any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid. At the end of fiscal year 2007 this provision would have entitled Mr. Biro to $190,000 (subject to mitigation) plus any other amounts accrued but not yet paid. Mr. Biro’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Biro’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Biro to perform his obligations and duties hereunder to our satisfaction, which failure is not remedied within fifteen (15) days after receipt of written notice from us, (b) commission by Mr. Biro of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Biro of certain sections of the agreement, which in either case is not remedied within fifteen (15) days after receipt of written notice from us or our Board of Directors; (iv) the conviction of Mr. Biro of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) the failure of Mr. Biro to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within fifteen (15) days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” means (w) a material reduction in the nature or scope of Mr. Biro’s responsibilities or authorities that is not consented to or approved by him, (x) any failure by us to comply in any material respect with the compensation provisions of the agreement that is not consented to or approved by Mr. Biro, (y) failure by us to comply with any other material term or provision of the agreement, or (z) the relocation or transfer of Mr. Biro’s principal office to a location more than 50 miles from the city of Boston, Massachusetts.

     Mr. Wilson. Mr. Wilson’s employment agreement provides that, in the event his employment is terminated for good reason or without cause, we shall pay to Mr. Wilson an amount equal to one year of his current annual base salary at the time of termination, as well as any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid. At the end of fiscal year 2007 this provision would have entitled Mr. Wilson to $175,000 plus any other amounts accrued but not yet paid. Mr. Wilson’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Wilson’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Wilson to perform his obligations and duties hereunder to the satisfaction of us, which failure is not remedied within 15 days after receipt of written notice from us, (c) commission by Mr. Wilson of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material. breach by Mr. Wilson of certain sections of the agreement, which in either case is not remedied within 15 days after receipt of written notice from us or our Board of Directors, (d) the conviction of the executive of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Wilson to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of the agreement, which is not remedied within 15 days after receipt of written notice from us or our Board of Directors; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement.

     Mr. Lambert. Mr. Lambert’s agreement does not provide for any severance payment to Mr. Lambert following the termination of his employment for any reason. Mr. Lambert’s agreement does not contain a provision for additional payment based on a change of control.

     Loren McDonald. Mr. McDonald does not have an employment agreement and he would not be entitled to any severance payment upon termination.

     Additionally, the 2005 Plan gives the Compensation Committee the discretion (but does not require it) to vest options outstanding under the 2005 Plan upon us having a change in control. The option agreements for each of the Named Executive Officers provide that within one year following us having a change in control, if the executive’s employment is terminated without cause by us, or with good reason by the executive (in each case as defined in the option agreement), any options that would have become exercisable on or prior to the one year anniversary following the termination shall become immediately exercisable and shall remain exercisable until the earlier of the first anniversary of the termination of employment or the earlier expiration of the option in accordance with its terms. In addition, Mr. Biro’s option agreement provides that all of his options shall become exercisable immediately prior to us having a change in control.

EQUITY COMPENSATION PLAN INFORMATION
(as of June 30, 2007)

Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	of outstanding options,	(excluding securities related
	warrants and rights	warrants and rights	in (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	10,935,482	$0.53	1,879,082
Equity compensation plans not
approved by security holders	—	—	—

Total	10,935,482	$0.53	1,879,082

     We established the Equity Based Compensation Plan on May 6, 2005. The Equity Based Compensation Plan provides for grants of stock options and stock-based awards to our employees, directors, and consultants. Stock options issued in connection with the Equity Based Compensation Plan are granted with an exercise price per share equal to the fair market value of a share of our common stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 13,200,000. At June 30, 2007, there were 1,879,082 shares available for grant under the Equity Based Compensation Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors for the fiscal year ended June 30, 2007, Burr, Pilger & Mayer LLP, were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2007 with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent auditors is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which was filed with the SEC on September 26, 2007.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr, Pilger & Mayer LLP is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2007:

     Andrew Richard Blair, Chairman
     Nicolas De Santis Cuadra

AUDIT FEES

     The following table sets forth the fees paid to Burr, Pilger & Mayer LLP and PricewaterhouseCoopers LLP for services provided during fiscal 2007 and 2006:

	2007	2006
Audit Fees (1)	$348,265	$233,270
Audit-Related Fees (3)	$149,850	$137,475
Tax Fees (2)	-	-
All Other Fees	-	-
Total	$498,115	$370,745

____________________

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for professional services rendered related to income tax matters.

(3)	Represents fees for professional services rendered in connection with the acquisitions of Lyris Technologies, Inc., Uptilt, Inc., ClickTracks Analytics, Inc. and Hot Banana Software, Inc.

     The Audit Committee has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal years 2006 and 2007, 46 percent and 14 percent, respectively, of the Audit-Related fees described above were not pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of October 15, 2007 by:

  each stockholder known by us to beneficially own more than five percent of the Common Stock;

  each of our directors;

  each of our named executive officers; and

  all directors and executive officers as a group.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

	Amount and Nature
	of Beneficial		Percentage of
Name of Beneficial Owner (a)	Ownership		Outstanding Shares
LDN Stuyvie Partnership	31,662,752	(b)	32.8%
William T. Comfort III	35,832,752	(c)	37.2%
David R. Burt	8,010,000	(d)	8.3%
Luis A. Rivera	2,330,612	(e)	2.4%
Andrew Richard Blair	985,000	(f)	1.0%
Joseph Lambert	125,000	(g)	*
Robb Wilson	251,500	(h)	*
Peter Biro	360,000	(i)	*
Loren McDonald	254,000	(j)	*
Sean Ryan	0		*
Jason Han	300,000	(k)	*
Nicolas De Santis Cuadra	120,968	(l)	*
James A. Urry	0	(m)	*
Directors and Officers as a group (11 persons)	48,569,832		48.7%
____________________

*	Represents beneficial ownership of less than 1%.

(a)

Information as to the interests of the directors and officers has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations or other entities in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, the address of each director and officer listed is 103 Foulk Rd., Suite 205Q, Wilmington, Delaware 19803.

(b)

LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(c)	Includes the shares held by LDN Stuyvie Partnership, of which Mr. Comfort is the sole general partner.

(d)	Consists entirely of shares held by a family limited partnership, the general partner of which is controlled by Mr. Burt.

(e)	Includes 2,160,612 shares of common stock subject to stock options held by Mr. Rivera on October 15, 2007, and exercisable within 60 days thereafter.

(f)	The shares reported by Mr. Blair consist of 825,000 shares owned by Mr. Blair and his wife, 60,000 owned by Freimark, Blair & Co. pension fund and 100,000 owned by the Blair Family Trust.

(g)	Consists of 125,000 shares of common stock subject to stock options held by Mr. Lambert on October 15, 2007, and exercisable within 60 days thereafter.

(h)	Includes 250,000 shares of common stock subject to stock options held by Mr. Wilson on October 15, 2007, and exercisable within 60 days thereafter.

(i)	Includes 250,000 shares of common stock subject to stock options held by Mr. Biro on October 15, 2007, and exercisable within 60 days thereafter.

(j)	Consists of 254,000 shares of common stock subject to stock options held by Mr. McDonald on October 15, 2007, and exercisable within 60 days thereafter.

(k)	Includes 200,000 shares of common stock subject to stock options held by Mr. Han on October 15, 2007, and exercisable within 60 days thereafter.

(l)	Includes 40,319 shares held by Mr. DeSantis Cuadra on October 15, 2007, but subject to certain restrictions pertaining to his continued service on the Board of Directors.

(m)

Does not include the 31,662,752 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of Common Stock to file with the SEC initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The SEC’s rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in the fiscal year ended June 30, 2007.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than _______, 2008. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not less than 60 days nor greater than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2007, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage-paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2007, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and any charter for a committee of the Board of Directors by writing to the Corporate Secretary at the address set forth in the previous paragraph

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the audit committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

Luis A. Rivera
Chief Executive Officer

APPENDIX A

SECOND AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
LYRIS, INC.

     Lyris, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The name of the Corporation is Lyris, Inc. and the Corporation was originally incorporated under the name J. L. Halsey Corporation. The original Certificate of Incorporation was filed with the Delaware Secretary of State on January 14, 2002, and was amended pursuant to the Certificate of Amendment filed with the Delaware Secretary of State on February 1, 2002 (as amended, the “Certificate of Incorporation”).

     2. This Second Amendment to the Certificate of Incorporation (the “Second Amendment”) was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     3. This Second Amendment hereby amends Article FOURTH of the Certificate of Incorporation to add the following paragraphs at the end of clause (A):

     Effective at 5:00 P.M., Central Time, on , 200 (the “Effective Date”), every four (4) shares of Common Stock issued and outstanding immediately prior to such filing (“Outstanding Common Stock”) shall, without any action on the part of the holder thereof, be converted into, and deemed for all purposes to immediately represent, one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests described below. Each certificate representing shares of Outstanding Common Stock shall thereafter represent the number of shares of Common Stock determined in the previous sentence.

     No certificates representing fractional shares of Common Stock will be issued, and, as of the Effective Date of this First Amendment, stockholders otherwise entitled to receive fractions of shares of Common Stock (after aggregating all fractional shares held by such stockholder) shall have no further interest as stockholders with respect to such fractions of shares. The Corporation will pay in cash (without interest) the fair value of fractions of shares of Common Stock that would otherwise result from the reverse stock split based upon the last trade price of the Common Stock on the OTC Bulletin Board on the Effective Date (or, in the event the Common Stock is not traded on the Effective Date, such last trade price on the next preceding day on which the Common Stock is traded).

     4. This Second Amendment shall be effective as of the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

1

     IN WITNESS WHEREOF, Lyris, Inc. has caused this certificate to be signed by the undersigned this      day of      , 200__.

LYRIS, INC.

By:
Luis A. Rivera
Chief Executive Officer

2

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF LYRIS, INC. (FORMERLY J. L. HALSEY CORPORATION)
for the ________________, 2007 Annual Meeting of Stockholders and any postponement(s) or adjournment(s)
thereof.

     The undersigned hereby: (a) acknowledges receipt of the Notice of the Annual Meeting of the stockholders of Lyris, Inc. to be held on ____________, 2007 (the “Annual Meeting”), and the associated Proxy Statement; (b) appoints Luis A. Rivera, as proxy, with the power to appoint a substitute; (c) authorizes each proxy to represent and vote, as designated below, all of the shares of Common Stock of the Company, par value $0.01 per share, held of record by the undersigned at the close of business on _____________, 2007, at the Annual Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

1.

The Board of Directors recommends a vote FOR approval and adoption of an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a ratio of one-for-four and a grant of discretionary authority to the Board of Directors to the effect Reverse Stock Split.

	FOR	AGAINST	ABSTAIN

2.

The Board of Directors recommends a vote FOR William T. Comfort III as a Class III director of the Company, to serve until the Annual Meeting of Stockholders following the 2010 fiscal year and until his successor shall be elected and qualified, or until his earlier death, resignation or removal from office.

	FOR	AGAINST	ABSTAIN

3.	The Board of Directors recommends a vote FOR ratification of the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year ending June 30, 2008.

	FOR	AGAINST	ABSTAIN

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the proposals set forth above.

Please sign, date, and return this Proxy as promptly as possible in the envelope provided:

Dated: ___________________________, 2007

X

X
Signature(s) of Stockholders

Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your stock certificates. Attorneys, executors, administrators, and guardians should give full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.